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                                                                   EXHIBIT 10.10

BANK RESOURCES, INC.
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                                                                  Suite 106-36
                                                          4290 Bells Ferry Road
                                                        Kennesaw, Georgia 30144
                                              (770) 591-7011 Fax (770) 516-9247

                                 March 18, 1998
Organizers & Directors
Proposed De Novo Bank
c/o Mr. Lloyd Webber
Lehigh, FL

Ladies and Gentlemen:

We are pleased to offer the following description of the terms our services to you in connection with the organization of a de novo bank to be located in Lehigh, Florida. If the terms of our engagement meet with your approval please so indicate by signing the enclosed copy of this letter and returning it to us for our files. Our engagement will cover the following:

                       Assistance With Regulatory Process

We understand that you wish to file a charter application with the Office of the Comptroller of the Currency (the "OCC") to organize a new nationally chartered bank (the "charter application") and simultaneously file an application with the Federal Deposit Insurance Corporation (the "FDIC") for deposit insurance. We also understand that you wish to file an Application to become a Bank Holding Company with the Federal Reserve Bank of Atlanta (the "Fed").

We will determine the specific regulatory steps needed to be taken before submitting your application and advise you about such matters as the filing fees, publication of notices, and brief you about the policies and procedures generally applied by the OCC, Fed and the FDIC to evaluate such applications.

We will be responsible for preparing a feasibility analysis for your new bank to demonstrate that there is a need for the bank and that the convenience of the community will be enhanced by a new bank. The analysis will include demographic data for the proposed bank's primary service area, information on your competition and other relevant information and data which is required to be set forth in the applications. The feasibility analysis will be contained in and part of the charter application.

We will prepare a business plan for the new bank including the specific types of proposed services to be offered by your new bank and the pricing of same. The business plan will also define the appropriate capital structure for the new bank and the supporting rationale for the structure.

We will provide you with draft policies and procedures, which you may customize, to cover administrative functions of the new bank including, but not limited to, lending, investment, security and audit with a view toward assisting the new bank in passing the field examination conducted by the OCC, and the FDIC before the applications will be approved.

We will assist in preparing Organizers' confidential Interagency Biographical and Financial Report (the "IBF"), which must be filed with the charter application, to ensure that such information complies as to form and completeness with customary OCC, and FDIC review standards. Of course it will be incumbent upon each Organizer to actively participate in the preparation of this statement.

We will help you respond to any questions about the applications from the OCC and the FDIC and work expeditiously to provide additional information, clarifications, and modifications, as necessary, to the applications so that the applications are deemed "technically complete" and "accepted" for processing.

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BANK RESOURCES, INC.
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Organizers & Directors
Proposed De Novo Bank
Lehigh, Florida                       Page 2 of 5        March 18, 1998

We will work with your legal counsel in the preparation of organizational documents for the new bank including Articles of Association, by-laws and other initial documents required to be filed with the regulators. The legal fees will be your direct responsibility and are not part of our compensation.

We will assist in the preparation of the FR Y-1. We will assist in the preparation of an Application to become a Bank Holding Company (collectively the "BHC App") and in preparing an appropriate pro forma balance sheet and income statements, as required by the Fed. We will assist you in responding to any questions or requests for additional information from the Fed concerning this application.

In summary, we will assist you with the content, presentation and format of the charter and deposit insurance applications and biographical and financial statements. You recognize and understand that the OCC, Fed and the FDIC expect you to be completely familiar and in agreement with the content of the charter and deposit insurance applications, and that Bank Resources cannot and does not guarantee that the OCC will approve the proposed bank's charter or that the FDIC will award deposit insurance.

                               Term of Engagement

We will continue to provide the aforementioned services until such time as the proposed bank obtains charter approval from either the OCC and deposit insurance from the FDIC. You understand and agree, however, that if our services are required in conjunction with any protests by competing financial institutions; or, as result of changes in the composition of the organizing group; or, due to modifications in the bank's business plan after the charter application is filed with the OCC and FDIC then such services are considered beyond the scope of this engagement letter. If such additional services are needed, we will bill you on the basis of the number of hours provided and at our normal and customary rates per hour.

You may, however, elect to terminate this engagement at any time so long as you are current in the payment of all fees and expense reimbursements required in the section entitled "Compensation" below and current in the payment of all fees and expenses (both billed and incurred) in the event that additional services described in the preceding paragraph are provided. Any such termination will become effective immediately upon receipt by us of a written notice of termination. If we have completed the charter application and related materials, then such termination will not alter the obligation of the organizers to pay all professional fees contemplated in the following description of "Compensation." You understand and agree that all payments received prior to such termination will not be subject to refund. In the event of a termination, we will cease providing you with all services.

                                  Compensation

We will prepare the bank's charter application and deposit insurance application which includes the combination feasibility study and business plan, the related financial projections for the bank's first five years, and assistance with the preparation of up to twenty IBF Reports. We will also attend up to six organizational meetings and also attend the pre-filing meeting with OCC staff. For the Charter Application services you agree to pay us professional fees in the amount of $30,000.00 as follows: $4,000 on April 15, 1998; $4,000 on the fifteenth day of each month for six months thereafter; and a final payment of $2,000 on the fifteenth day of the seventh month.

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BANK RESOURCES, INC.
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Organizers & Directors
Proposed De Novo Bank
Lehigh, Florida                        Page 3 of 5            March 18, 1998

Once the Bank receives final charter approval from the OCC, you shall grant to us stock options/warrants ("Options") to purchase 3,000 shares of the Bank's common stock. The Options shall expire ten years from the date of award (or the opening of the Bank, whichever is later) and the price each share of stock purchased shall be $10.00 (the "exercise price").(1)

Notwithstanding anything to the contrary as described above, the Options shall be awarded under substantially the same terms and conditions as any Stock Warrants or Options which may be awarded to the Organizers of the Bank or the Board of Directors. However the Options contemplated herein shall be transferable; subject to "corporate reorganizations" (which may result in a proportionate increase or decrease in the number of Options and/or the exercise price); and/or, exercisable in whole or in part. In the event you organize a bank holding company, the Options contemplated herein shall be issued by the bank holding company.

In the event that the Options described above are not awarded for any reason, within six months of the date the Bank is chartered, then the Company or the Bank shall immediately pay Bank Resources, Inc. an amount equal to $1.40 per option.

In addition to the professional fees described above, you will be invoiced on or about the fifth business day of each month for all expenses incurred for your account. We expect to incur such expenses as travel, telephone, facsimile, demographic and peer data, express and local courier services, duplication and binding of numerous copies of the applications and out of pocket expenses. We apply a late fee of one percent (1%) per month to all unpaid invoices.

Our fees are not contingent on whether the Charter Application is granted. Accordingly, we do not warrant or guarantee that the OCC will grant a charter on your behalf.

                                 Miscellaneous

Because we recognize that our engagement by you will necessarily involve exposure to confidential information with respect to your proposed bank and the organizers and directors thereof, we agree to hold such information in confidence and will not disclose same to third parties without your prior written consent. Likewise, the terms of our engagement by you and the proposed bank are confidential. No disclosure may be made to a third party without our prior written consent except by reason of legal, accounting, or regulatory requirements.

You understand and agree that the terms of our engagement will be governed under Georgia law and that this letter sets forth all of the terms and conditions with respect to such engagement. Any amendment or

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         (1) The number of options and exercise price are based on an initial offering price per share of $10.00. Should the initial offering price be different then the exercise price and the number of Options shall be increased or decreased proportionately, as the case may be.

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modification of our engagement must be made in writing and signed by each of
us. Neither party to this engagement may bring an action more than one year after the cause of action arises.

BANK RESOURCES, INC.
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Organizers & Directors
Proposed De Novo Bank
Lehigh, Florida                   Page 4 of 5                     March 18, 1998


You agree to hold our firm and its employees harmless from any and all liabilities, costs, and expenses relating to this engagement, and expenses (and those of our legal counsel) incurred by reason of any action taken or committed to be taken by us in good faith. In no event will we be liable for incidental or consequential damages even if we have been advised of the possibility of such damages.

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We very much look forward to working with you on this project and trust that this letter meets with your approval. Of course, please do not hesitate to contact the undersigned should you have any questions regarding this matter.

                                   BANK RESOURCES, INC.



                                   By: /s/ Byron Richardson
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                                      E. Byron Richardson
                                      Principal

The services, terms and fees described above are appropriate and acceptable to our Organizing Group. I have been authorized by the Organizers to execute this letter and thereby engage Bank Resources, Inc. The approval of this engagement letter has been duly recorded in our Organization minutes. We will pay your retainer of $4,000.00 on April 15, 1998. You may begin work immediately.

         /s/ James D. Hull                                       4/15/98
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       (authorized signature)                                     (Date)

           James D. Hull
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          (printed name)